                                                                    EXHIBIT 4(o)

                                           AIG SunAmerica Life Assurance Company
                                           1 SunAmerica Center
                                           Los Angeles, CA 90067-6022
--------------------------------------------------------------------------------

                       EQUITY ASSURANCE PLAN ENDORSEMENT

This Endorsement adds a benefit to and becomes part of the contract to which it is attached ("the Contract"). All definitions, provisions and exceptions of the Contract apply to this Endorsement unless changed by this Endorsement. In the case of any conflict between the provisions of the Contract and this Endorsement, the provisions of this Endorsement will control.

While the Equity Assurance Plan Endorsement is in effect, the DEATH OF THE OWNER provision in the DEATH BENEFIT Section of the contract is amended to read as follows:

For the purpose of determining the amount of the Death Benefit, the primary Owner is identified on the Contract Schedule. If the Owner is not a natural person, for the purposes of determining the amount of the Death Benefit, the primary Annuitant identified on the Contract Schedule will be considered the primary Owner.

The Death Benefit is upon the death of any Owner prior to the Annuity Date while the Contract is in force. After the Annuity Date, any Annuity Payments remaining unpaid will continue to be paid pursuant to the Annuity Option in effect at the date of the Owner's death.

Joint Owners, if applicable, shall be each other's primary Beneficiary. If the Owner is not a natural person, the Joint Annuitants, if any, shall be each other's primary Beneficiary. Any other Beneficiary designated on the Application will be treated as a contingent Beneficiary. If an irrevocable Beneficiary has been designated, the Beneficiary may not be changed.

The value of the Death Benefit will be determined as of the date We receive proof of death and all required paperwork in a form acceptable to Us, provided that this date is within 90 days after the date of death of the Owner. If We receive proof of death and all required paperwork more than 90 days following the date of death of the Owner, the Death Benefit will be reduced by the amount of any decline in Contract Value since the 90th day following the date of death.

If the Owner who dies is not the primary Owner, then the Death Benefit payable will be equal to the Contract Value.

If the Owner who dies is the primary Owner, the Death Benefit is equal to the greater of (1) or (2):

     (1)  the Contract Value; or

     (2)  an amount equal to (a) plus (b) where:

          (a) is equal to the total of all Premiums paid on or before the first Contract Anniversary following Your [85th] birthday, adjusted for surrenders as described below and then accumulated at the compound interest rates shown below for the number of complete years, not to exceed [7], from the date of receipt of each Premium to the earlier of the date of death or the first Contract Anniversary following the primary Owner's [85th] birthday:

                    i) [0%] per annum if death occurs during the 1st through 12th month from the date of Premium Payment;

                    ii) [1%] per annum if death occurs during the 13th through 24th month from the date of Premium Payment;

                    iii) [2%] per annum if death occurs during the 25th through
                         36th month from the date of Premium Payment;

ASE-6165 (5/03)                        1

          iv) [3%] per annum if death occurs during the 37th through 48th month from the date of Premium Payment;

          v) [4%] per annum if death occurs during the 49th through 60th month from the date of Premium Payment;

          vi) [5%] per annum if death occurs during the 61st through 72nd month from the date of Premium Payment;

          vii) [6%] per annum if death occurs during the 73rd through 84th month from the date of Premium Payment;

          viii)[7%] per annum (for a maximum of 7 years) if death occurs more than 84 months from the date of Premium Payment; and

     (b) is equal to all Premiums paid after the first Contract Anniversary following the primary Owner's [85th] birthday, adjusted for surrenders as described below.

ADJUSTMENT FOR SURRENDERS. In the determination of the Death Benefit, for each surrender, a proportionate reduction will be made to each Premium paid prior to the surrender. The proportion is determined by dividing the amount of the Contract Value surrendered by the Contract Value immediately prior to each surrender. Upon total surrender of the Contract Value, the Contract is terminated.

If the Owner did not specify a Death Benefit payment option prior to his/her death, the surviving Joint Owner or the Beneficiary may elect one of the following Death Benefit options to be paid as follows:

1. payment of the Death Benefit in a lump sum either immediately or within 5 years of the date of the Owner's death; or

2. payment over the lifetime of the surviving Joint Owner or the Beneficiary with distribution beginning within 1 year of the date of death of the Owner (see Annuity Options section of this contract); or

3. if the surviving Joint Owner or the Beneficiary is Your spouse, he/she can continue the Contract in his/her own name; or

4.   in any mutually agreed form.

If no payment option has been elected within 60 days after such Death Benefit became payable to such Beneficiary, We reserve the right to require that the Death Benefit be paid in the form of a lump sum settlement.

If the ownership of the Contract has been modified as a result of an assignment, the calculation of the Death Benefit will be reset as follows:

     1. If the Contract Value exceeds the Death Benefit at the time of assignment, the Death Benefit will continue to accrue as if assignment has not occurred.

     2. If the Death Benefit exceeds the Contract Value at the time of assignment, We will consider Contract Value as the only premium received at or before the time of assignment for purposes of Death Benefit calculation, and there will be no consideration for accumulation prior to the date of assignment.

     3. For the purposes of calculating the Death Benefit, "Contract Anniversary" refers only to Contract Anniversaries on or after the date of assignment.

When the Contract has been assigned, the assignee will be considered the primary Owner. However, We may reject or not recognize assignments that alter the character of risk assumed for Death Benefits at the time the Contract was issued.

ASE-6165 (5/03)
                                        2

This Endorsement will be in effect if:

1.   the Contract is in force;
2.   the Owner elected the Equity Assurance Plan on the Application; and
3. the Contract Schedule reflects election of the feature by showing the charge for the Enhanced Equity Assurance Plan.

Signed by the Company:


 /s/ Christine A. Nixon                                /s/ Jana W. Greer
-----------------------------                    -------------------------------
     Christine A. Nixon                                    Jana W. Greer
         Secretary                                           President



ASE-6165 (5/03)                        3